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THE NARRAGANSETT ELECTRIC COMPANY
Computation of Ratio of Earnings to Fixed Charges
(SEC Coverage)
(Unaudited)
     12 Months
     Ended
     September 30, 1999               Years Ended December 31,
     Actual
-------------------------------------------------------------
     (Unaudited)     1998     1997     1996     1995     1994
     --------------     ----     ----     ----     ----     ----
                    (In Thousands)
Net Income     $30,093     $32,253     $27,932     $22,954     $23,910
$14,589
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Add income taxes and fixed charges:
----------------------------------
     Current federal income taxes     12,980     19,312     14,185
6,918     7,212     1,020
     Deferred federal income taxes     2,773     (2,212)     79     4,675
3,512     3,930
     Investment tax credits - net     (485)     (489)     (495)     (498)
(503)     (508)
     Interest on long-term debt     14,337     14,925     16,179
17,205     16,627     14,334
     Interest on short-term debt and other     3,708     3,615     2,475
2,883     3,663     2,897
                         -------     -------     -------     -------
-------     -------
Net earnings available for fixed charges     $63,406     $67,404
$60,355     $54,137     $54,421     $36,262
                         =======     =======     =======     =======
=======     =======

Fixed charges:
     Interest on long-term debt     $14,337     $14,925     $16,179
$17,205     $16,627     $14,334
     Interest on short-term debt and other     3,708     3,615     2,475
2,883     3,663     2,897
                         -------     -------     -------     -------
-------     -------
                    Total fixed charges     $18,045     $18,540
$18,654     $20,088     $20,290     $17,231
                         =======     =======     =======     =======
=======     =======

Ratio of earnings to fixed charges     3.51     3.64     3.24     2.69
2.68     2.10
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